Filed Pursuant to Rule 433

Registration No. 333-158663

Subject to Completion

Preliminary Term Sheet dated December 29, 2011

The notes are being offered by Bank of America Corporation (“BAC”). The notes will have the terms specified in this term sheet as supplemented by the documents indicated below under “Additional Terms” (together, the “Note Prospectus”). Investing in the notes involves a number of risks. There are important differences between the notes and a conventional debt security, including different investment risks. See “Risk Factors” and “Additional Risk Factor” on page TS-4 of this term sheet and beginning on page S-8 of product supplement RANGE-1. The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

In connection with this offering, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) is acting in its capacity as principal for your account.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price (1) (2)	$10.00	$
Underwriting discount (2)	$0.25	$
Proceeds, before expenses, to Bank of America Corporation	$9.75	$

(1)	Plus accrued interest from January , 2012, if settlement occurs after that date.
(2)

The public offering price and underwriting discount for any purchase of 500,000 units or more in a single transaction by an individual investor will be $9.95 per unit and $0.20 per unit, respectively. The public offering price and underwriting discount for any purchase by certain fee-based trusts and fee-based discretionary accounts managed by U.S. Trust operating through Bank of America, N.A. will be $9.75 per unit and $0.00 per unit, respectively.

*Depending on the date the notes are priced for initial sale to the public (the “pricing date”), any reference in this term sheet to the month in which the pricing date, the settlement date, the Observation Dates, the interest payment dates, the redemption dates, or the maturity date will occur is subject to change.

Merrill Lynch & Co.
January , 2012

Units Pricing Date* January , 2012

Autocallable Range Accrual Notes Settlement Date* February , 2012

Linked to the S&P 500® Index, Maturity Date* February , 2027

due February , 2027 CUSIP No.

$10 principal amount per unit

Term Sheet No.

Autocallable Range Accrual Notes

¡ The notes have a maturity of fifteen years if not called prior to maturity

¡ Beginning approximately one year after the settlement date, the notes will be automatically called at par on any quarterly Observation Date, if the closing level of the S&P 500® Index (the “Index”) exceeds 120% of its closing level on the pricing date

¡ During the first four quarterly interest periods, we will pay interest at a fixed annual rate of between 9.50% and 10.00%

¡ During each subsequent quarterly interest period, we will pay interest at a variable annual rate, up to a specified maximum, based on the number of Market Measure Business Days during the applicable quarterly interest period on which the level of the S&P 500® Index is greater than or equal to 75% of its closing level on the pricing date (the “Reference Level”)

¡ The maximum annual interest rate payable on the notes will be determined on the pricing date and will be between 9.50% and 10.00%

¡ Principal and the final interest payment, if any, is paid at maturity or upon redemption

¡ Payments of interest and repayment of principal are subject to the credit risk of Bank of America Corporation

¡ No listing on any securities exchange

Market Downside Protection

Autocallable Range Accrual Notes Linked to the S&P 500® Index, due February , 2027

Summary

The Autocallable Range Accrual Notes Linked to the S&P 500® Index, due February     , 2027 (the “notes”) are our senior unsecured debt securities. The notes are not guaranteed or insured by the Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally with all of our other unsecured and unsubordinated debt, and all payments due on the notes, including repayment of the principal amount, will be subject to the credit risk of BAC.

The notes will be automatically called on any Observation Date (as defined below), on which the closing level of the S&P 500® Index (the “Index”) is above the Call Reference Level (as defined below). During the first four quarterly interest periods, the notes will provide quarterly interest payments at a fixed annual rate of 9.50% - 10.00%, and during each subsequent quarterly interest period, the notes will provide quarterly interest payments at a variable annual rate, up to a specified maximum, based upon the total number of Market Measure Business Days (as defined below) in the applicable quarterly interest period on which the level of the S&P 500® Index (the “Index”) is equal to or greater than the Reference Level (as defined below). The maximum annual rate of interest payable on the notes in any quarterly interest period will be determined on the pricing date, and will be between 9.50% and 10.00%. If the notes are not automatically called, we will pay to you at maturity the principal amount of your notes plus any accrued and unpaid interest, subject to our credit risk. The notes are not traditional debt securities and, during any interest period, it is possible that the notes will not pay interest or will pay interest at a very low rate.

Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement RANGE-1. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BAC.

Terms of the Notes

Issuer:	Bank of America Corporation (“BAC”)
Original Offering Price:	$10.00 per unit
Term:	Fifteen years
Market Measure:	S&P 500® Index (Bloomberg symbol: “SPX”). See the section entitled “The S&P 500® Index” on page TS-6 of this term sheet.
Automatic Call:

The notes will be automatically called on any Observation Date on which the level of the Index is above the Call Reference Level. The redemption price will be 100% of the principal amount of the notes, plus any accrued and unpaid interest. The redemption price will be paid on the interest payment date immediately following the applicable Observation Date.

Observation Dates:	Quarterly, on the fifth scheduled Market Measure Business Days prior to each interest payment date, beginning with the interest payment date occurring on January , 2013
Call Reference Level:	120% of the closing level of the Index on the pricing date.
Reference Level:	75% of the closing level of the Index on the pricing date.
Payment at Maturity:	If the notes are not automatically called, we will pay to you at maturity the principal amount of the notes, plus any accrued and unpaid interest, subject to our credit risk.
Interest Rates:

For the first four quarterly interest periods, interest will accrue at a rate of R per annum.

For each subsequent quarterly interest period, interest will accrue at a rate per annum equal to:

R × (N/D)

“R” will be determined on the pricing date and will be between 9.50% and 10.00% per annum, inclusive.

“N” will be the total number of Market Measure Business Days during the applicable quarterly interest period on which the level of the Index is equal to or greater than the Reference Level.

“D” will be the total number of Market Measure Business Days during the applicable quarterly interest period.

Beginning one year after the issue date, interest will not accrue on any Market Measure Business Day on which the level of the Index is less than the Reference Level. After the first four quarterly interest periods, you may not earn any interest on the notes at all.

In no event will the annualized interest rate applicable to any quarterly interest period be greater than R or less than 0.00%.

The levels of the Index for the last four Market Measure Business Days of a quarterly interest period will be the same as the level of the Index on the Market Measure Business Day immediately preceding those four days.

Interest Periods:

Each interest period (other than the first interest period) will commence on, and will include, the Market Measure Business Day immediately following the previous interest payment date, and will extend to, and will include, the next succeeding interest payment date or the maturity date (or any applicable early redemption date), as applicable. The first interest period will commence on, and will include, the settlement date of the notes, and will extend to, and will include, the first interest payment date.

Interest Payment Dates:

Quarterly, on February     , May     , August     , and November     , beginning on May     , 2012, subject to postponement as described in the section entitled “Description of the Notes—Interest” beginning on page S-19 of product supplement RANGE-1.

Day Count Convention:	30/360
Market Measure Business Day:

Any day that is a day on which (1) the New York Stock Exchange and The NASDAQ Stock Market, or their successors, are open for trading and (2) the S&P 500® Index or any successor thereto is calculated and published.

Calculation Agent:	MLPF&S, a subsidiary of BAC
Fees Charged:

The public offering price of the notes includes the underwriting discount of $0.25 per unit as listed on the cover page and an additional charge of $0.075 per unit as more fully described on page TS-5.

Autocallable Range Accrual Notes	TS-2

Autocallable Range Accrual Notes Linked to the S&P 500® Index, due February , 2027

Hypothetical Interest Rate Calculations

Examples

Set forth below are five hypothetical examples of interest rate calculations (rounded to two decimal places) for a hypothetical interest period after the first year of the notes that has 65 Market Measure Business Days and a hypothetical R of 9.75%, which is the midpoint of the range of 9.50% to 10.00%. These examples are for purposes of illustration only. The actual interest rate for any interest period will depend on the actual R, the actual number of Market Measure Business Days in that interest period, and the level of the Index on each Market Measure Business Day during that period.

Example 1: There were no Market Measure Business Days during the interest period on which the level of the Index was equal to or greater than the Reference Level:

N:	0
D:	65
Annual rate:	9.75% × 0/65 = 0.00%

Hypothetical interest rate for that quarterly interest period: 0.00% × 90/360 = 0.00%

Example 2: There were 18 Market Measure Business Days during the interest period on which the level of the Index was equal to or greater than the Reference Level:

N:	18
D:	65
Annual rate:	9.75% × 18/65 = 2.70%

Hypothetical interest rate for that quarterly interest period: 2.70% × 90/360 = 0.68%

Example 3: There were 36 Market Measure Business Days during the interest period on which the level of the Index was equal to or greater than the Reference Level:

N:	36
D:	65
Annual rate:	9.75% × 36/65 = 5.40%

Hypothetical interest rate for that quarterly interest period: 5.40% × 90/360 = 1.35%

Example 4: There were 54 Market Measure Business Days during the interest period on which the level of the Index was equal to or greater than the Reference Level:

N:	54
D:	65
Annual rate:	9.75% × 54/65 = 8.10%

Hypothetical interest rate for that quarterly interest period: 8.10% × 90/360 = 2.03%

Example 5: The level of the Index was equal to or greater than the Reference Level on each Market Measure Business Day during the interest period:

N:	65
D:	65
Annual rate:	9.75% × 65/65 = 9.75%

Hypothetical interest rate for that quarterly interest period: 9.75% × 90/360 = 2.44%

Autocallable Range Accrual Notes	TS-3

Autocallable Range Accrual Notes Linked to the S&P 500® Index, due February , 2027

Risk Factors

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page S-8 of product supplement RANGE-1 and page S-4 of the MTN prospectus supplement identified below under “Additional Terms.” We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

▪	It is possible that you may receive no interest, or only a limited amount of interest, for one, more than one, or all interest periods after the first year of the notes.

▪	In no event will the annualized interest rate applicable to any quarterly interest period be greater than R.

▪	After the first year of the notes, your yield may be less than the yield on a conventional debt security of comparable maturity.

▪

If on the fifth Market Measure Business Day prior to a quarterly interest payment date, the level of the Index is less than the Reference Level, no interest will accrue on the notes for that day and the last four Market Measure Business Days of that interest period. This is the case even if the level of the Index is equal to or greater than the Reference Level on one or more of those last four Market Measure Business Days.

▪	You must rely on your own evaluation of the merits of an investment linked to the Index.

▪

In seeking to provide you with what we believe to be competitive terms for the notes while providing MLPF&S with compensation for its services, we have considered the costs of developing, hedging, and distributing the notes described on page TS-6. The price at which you may sell the notes in any secondary market may be lower than the public offering price due to, among other things, the inclusion of these costs.

▪	Payments on the notes are subject to our credit risk, and changes in our credit ratings are expected to affect the value of the notes.

▪	A trading market is not expected to develop for the notes. MLPF&S is not obligated to make a market for, or to repurchase, the notes.

▪	Standard & Poor’s Financial Services LLC (“S&P” or the “Index Sponsor”) may adjust the Index in a way that affects its level, and the Index Sponsor has no obligation to consider your interests.

▪

You will have no rights as a holder of any of the securities represented by the Index, you will have no rights to receive any of these securities, and you will not be entitled to dividends or other distributions by the issuers of these securities.

▪

While we or our affiliates may from time to time own shares of companies included in the Index, except to the extent that our common stock is included in the Index, we do not control any company included in the Index, and are not responsible for any disclosure made by any other company.

▪

If you attempt to sell the notes prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways and their market value may be less than the Original Offering Price.

▪	Purchases and sales by us and our affiliates of securities included in the Index may affect your return.

▪	Our trading and hedging activities may create conflicts of interest with you.

▪	Our hedging activities may affect your return on the notes and their market value.

▪	Our business activities relating to the companies represented by the Index may create conflicts of interest with you.

▪	There may be potential conflicts of interest involving the calculation agent. We have the right to appoint and remove the calculation agent.

▪

You should consider the tax consequences of investing in the notes. See “Material U.S. Federal Income Tax Considerations” below, and “U.S. Federal Income Tax Summary” beginning on page S-27 of product supplement RANGE-1.

Additional Risk Factor

The notes are subject to an early automatic call. If the closing level of the Index on any Observation Date is greater than the Call Reference Level, the notes will be automatically called. If the notes are automatically called, the amount payable on the notes will be limited to 100% of the principal amount of the notes, plus any accrued and unpaid interest. You may be unable to reinvest your proceeds from the redemption in an investment with a return that is as high as the return on the notes would have been if they had not been redeemed.

Autocallable Range Accrual Notes	TS-4

Autocallable Range Accrual Notes Linked to the S&P 500® Index, due February , 2027

Investor Considerations

You may wish to consider an investment in the notes if:

▪	You anticipate that the level of the Index will be equal to or greater than the Reference Level for most or all of the term of the notes after their first year.

▪	You accept that the interest rate applicable to each quarterly interest period after the first year of the notes is uncertain and may be 0.00% per annum for the entire term of the notes.

▪	You accept that the annualized interest rate for any interest period will not be more than the rate that will be determined on the pricing date.

▪	You are willing to have your notes automatically called prior to maturity on any Observation Date.

▪	You seek exposure to the Index with no expectation of receiving dividends or other benefits of owning the stocks included in the Index.

▪

You are willing to accept that a trading market is not expected to develop for the notes. You understand that secondary market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness.

▪	You are willing to accept that the payments on the notes depend on our creditworthiness, as the issuer of the notes.

The notes may not be an appropriate investment for you if:

▪	You anticipate that the level of the Index will be less than the Reference Level often enough after the first year of the notes, so that you will not receive your desired return.

▪	You seek an investment with a guaranteed interest rate applicable to each quarterly interest period, or one that is not limited to R.

▪	You wish to make an investment in notes that cannot be automatically called prior to maturity.

▪	You want to receive dividends or other distributions paid on the stocks included in the Index.

▪	You seek assurances that there will be a liquid market if and when you want to sell the notes prior to maturity.

▪	You are unwilling or are unable to assume the credit risk associated with us, as the issuer of the notes.

Additional Terms of the Notes

The following terms supplement the terms set forth in product supplement RANGE-1.

Postponement of Observation Dates

If a scheduled Observation Date, except for the final Observation Date, is not a Market Measure Business Day, or if a Market Disruption Event occurs on that day, the Observation Date will be the immediately succeeding Market Measure Business Day on which no Market Disruption Event occurs or is continuing; provided that, for purposes of determining whether the notes should be automatically called, the closing level of the Index will be determined (or if not determinable, estimated) by the calculation agent in a manner which the calculation agent considers commercially reasonable under the circumstances no later than the tenth scheduled Market Measure Business Day following the scheduled Observation Date, regardless of the occurrence of a Market Disruption Event on that day.

If an Observation Date is so postponed, any redemption date of the notes resulting from the level of the Index being above the Call Reference Level on the postponed Observation Date will be postponed by the same number of business days, and no additional interest shall be payable to holders of the notes as a result of that postponement. For the avoidance of doubt, the interest payments otherwise due on the notes will not be postponed as a result of a postponement of the redemption date.

Autocallable Range Accrual Notes	TS-5

Autocallable Range Accrual Notes Linked to the S&P 500® Index, due February , 2027

Supplement to the Plan of Distribution; Role of MLPF&S and Conflicts of Interest

We may deliver the notes against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the notes occurs more than three business days from the pricing date, purchasers who wish to trade the notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering, the notes will be sold in minimum investment amounts of 100 units.

MLPF&S, a broker-dealer subsidiary of BAC, is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as selling agent in the distribution of the notes. Accordingly, offerings of the notes will conform to the requirements of Rule 5121 applicable to FINRA members. MLPF&S may not make sales in this offering to any of its discretionary accounts without the prior written approval of the account holder.

Under our distribution agreement with MLPF&S, MLPF&S will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount. The public offering price includes, in addition to the underwriting discount, a charge of approximately $0.075 per unit. This charge reflects an estimated profit earned by MLPF&S from transactions through which the notes are structured and resulting obligations hedged. The fees charged reduce the economic terms of the notes. Actual profits or losses from these hedging transactions may be more or less than this amount. In entering into the hedging arrangements for the notes, we seek competitive terms and may enter into hedging transactions with a division of MLPF&S or one of our subsidiaries or affiliates. For further information regarding these charges, our trading and hedging activities and conflicts of interest, see “Risk Factors—General Risks Relating to the Notes” beginning on page S-8 and “Use of Proceeds” on page S-18 of product supplement RANGE-1.

MLPF&S will not receive an underwriting discount for notes sold to certain fee-based trusts and fee-based discretionary accounts managed by U.S. Trust operating through Bank of America, N.A.

If you place an order to purchase the notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.

MLPF&S may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices. MLPF&S may act as principal or agent in these transactions; however it is not obligated to engage in any such transactions.

S&P 500® Index

All disclosures contained in this term sheet regarding the Index, including, without limitation, its make up, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by the Index Sponsor. The Index Sponsor has no obligation to continue to publish, and may discontinue publication of, the Index. The consequences of the Index Sponsor discontinuing publication of the Index are discussed in the section entitled “Description of the Notes—Discontinuance of an Index” beginning on page S-24 of product supplement RANGE-1. None of us, the calculation agent, or the selling agent accepts any responsibility for the calculation, maintenance, or publication of the Index or any successor index.

“Standard & Poor’s®”, “Standard & Poor’s 500TM”, “S&P 500®”, and “S&P®” are trademarks of S&P and have been licensed for use in this offering by our subsidiary, MLPF&S. The notes are not sponsored, endorsed, sold, or promoted by S&P, and S&P makes no representation regarding the advisability of investing in the notes.

The Index is intended to provide an indication of the pattern of common stock price movement. The calculation of the level of the Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. As of November 30, 2011, 404 companies included in the Index traded on the New York Stock Exchange, and 96 companies included in the Index traded on The NASDAQ Stock Market. On November 30, 2011, the average market capitalization of the companies included in the Index was $22.71 billion. As of that date, the largest component of the Index had a market capitalization of $391.11 billion, and the smallest component of the Index had a market capitalization of $0.93 billion.

S&P chooses companies for inclusion in the Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of its Stock Guide Database of over 10,000 companies, which S&P uses as an assumed model for the composition of the total market. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock generally is responsive to changes in the affairs of the respective industry, and the market value and trading activity of the common stock of that company. Ten main groups of companies constitute the Index, with the approximate percentage of the market capitalization of the Index included in each group as of November 30, 2011 indicated in parentheses: Consumer Discretionary (10.60%); Consumer Staples (11.38%); Energy (12.54%); Financials (13.36%); Health Care (11.63%); Industrials (10.71%); Information Technology (19.41%); Materials (3.57%); Telecommunication Services (3.06%); and Utilities (3.74%). S&P from time to time, in its sole discretion, may add companies to, or delete companies from, the Index to achieve the objectives stated above.

S&P calculates the Index by reference to the prices of the constituent stocks of the Index without taking account of the value of dividends paid on those stocks. As a result, the return on the notes will not reflect the return you would realize if you actually owned the Index constituent stocks and received the dividends paid on those stocks.

Computation of the Index

While S&P currently employs the following methodology to calculate the Index, no assurance can be given that S&P will not modify or change this methodology in a manner that may affect the interest rate applicable to any quarterly interest period.

Historically, the market value of any component stock of the Index was calculated as the product of the market price per share and the number of then outstanding shares of such component stock. In March 2005, S&P began shifting the Index halfway from a market capitalization weighted formula to a

Autocallable Range Accrual Notes	TS-6

Autocallable Range Accrual Notes Linked to the S&P 500® Index, due February , 2027

float-adjusted formula, before moving the Index to full float adjustment on September 16, 2005. S&P’s criteria for selecting stocks for the Index did not change with the shift to float adjustment. However, the adjustment affects each company’s weight in the Index.

Under float adjustment, the share counts used in calculating the Index reflect only those shares that are available to investors, not all of a company’s outstanding shares. S&P defines three groups of shareholders whose holdings are subject to float adjustment:

•	holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;

•	holdings by government entities, including all levels of government in the U.S. or foreign countries; and

•

holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors, or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans, or other investment vehicles associated with and controlled by the company.

However, treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. In cases where holdings in a group exceed 10% of the outstanding shares of a company, the holdings of that group are excluded from the float-adjusted count of shares to be used in the Index calculation. Mutual funds, investment advisory firms, pension funds, or foundations not associated with the company and investment funds in insurance companies, shares of a U.S. company traded in Canada as “exchangeable shares,” shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders without undue delay and cost, are also part of the float.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above where the group holdings exceed 10% of the outstanding shares, by the total shares outstanding. The float-adjusted Index is then calculated by multiplying, for each stock in the Index, the IWF, the price, and total number of shares outstanding, adding together the resulting amounts, and then dividing that sum by the index divisor. For companies with multiple classes of stock, S&P calculates the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights. The Index is calculated using a base-weighted aggregate methodology. The level of the Index reflects the total market value of all 500 component stocks relative to the base period of the years 1941 through 1943. An indexed number is used to represent the results of this calculation in order to make the level easier to work with and track over time. The actual total market value of the component stocks during the base period of the years 1941 through 1943 has been set to an indexed level of 10. This is often indicated by the notation 1941-43 = 10. In practice, the daily calculation of the Index is computed by dividing the total market value of the component stocks by the “index divisor.” By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the Index, it serves as a link to the original base period level of the Index. The index divisor keeps the Index comparable over time and is the manipulation point for all adjustments to the Index, which is index maintenance.

Index Maintenance

Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructuring or spinoffs. Some corporate actions, such as stock splits and stock dividends, require changes in the common shares outstanding and the stock prices of the companies in the Index, and do not require index divisor adjustments.

To prevent the level of the Index from changing due to corporate actions, corporate actions which affect the total market value of the Index require an index divisor adjustment. By adjusting the index divisor for the change in market value, the level of the Index remains constant and does not reflect the corporate actions of individual companies in the Index. Index divisor adjustments are made after the close of trading and after the calculation of the Index closing level.

Changes in a company’s shares outstanding of 5.00% or more due to mergers, acquisitions, public offerings, tender offers, Dutch auctions, or exchange offers are made as soon as reasonably possible. All other changes of 5.00% or more (due to, for example, company stock repurchases, private placements, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participation units, at the market offerings, or other recapitalizations) are made weekly and are announced on Wednesdays for implementation after the close of trading on the following Wednesday. Changes of less than 5.00% due to a company’s acquisition of another company in the Index are made as soon as reasonably possible. All other changes of less than 5.00% are accumulated and made quarterly on the third Friday of March, June, September, and December, and are usually announced two to five days prior.

Changes in IWFs of more than five percentage points caused by corporate actions (such as merger and acquisition activity, restructurings, or spinoffs) will be made as soon as reasonably possible. Other changes in IWFs will be made annually when IWFs are reviewed.

The following table sets forth, in percentage terms, the month-end levels of the Index obtained from Bloomberg L.P. for the period from January 2006 through November 2011.

	2006	2007	2008	2009	2010	2011
January	1,280.08	1,438.24	1,378.55	825.88	1,073.87	1,286.12
February	1,280.66	1,406.82	1,330.63	735.09	1,104.49	1,327.22
March	1,294.83	1,420.86	1,322.70	797.87	1,169.43	1,325.83
April	1,310.61	1,482.37	1,385.59	872.81	1,186.69	1,363.61
May	1,270.09	1,530.62	1,400.38	919.14	1,089.41	1,345.20
June	1,270.20	1,503.35	1,280.00	919.32	1,030.71	1,320.64
July	1,276.66	1,455.27	1,267.38	987.48	1,101.60	1292.28
August	1,303.82	1,473.99	1,282.83	1,020.62	1,049.33	1,218.89
September	1,335.85	1,526.75	1,166.36	1,057.08	1,141.20	1,131.42
October	1,377.94	1,549.38	968.75	1,036.19	1,183.26	1,253.30
November	1,400.63	1,481.14	896.24	1,095.63	1,180.55	1,246.96
December	1,418.30	1,468.36	903.25	1,115.10	1,257.64

Autocallable Range Accrual Notes	TS-7

Autocallable Range Accrual Notes Linked to the S&P 500® Index, due February , 2027

The following graph sets forth the monthly historical performance of the level of the Index in the period from January 2006 through November 2011. On December 20, 2011, the closing level of the Index was 1,241.30.

The historical data on the Index presented above is not necessarily indicative of the future performance of the Index or what the value of the notes may be. The historical data sets forth only month-end levels of the Index. Interest accruing on the notes is determined in reference to daily levels of the Index. Any month-end trend in the level of the Index is not necessarily indicative of the intra-month trends. Furthermore, any historical upward or downward trend in the level of the Index during any period set forth above is not an indication that the level of the Index is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the levels of the Index. The generally unsettled international environment and related uncertainties, including the risk of terrorism, may result in the Index and financial markets generally exhibiting greater volatility than in earlier periods.

License Agreement

S&P and MLPF&S have entered into a non-exclusive license agreement providing for the license to MLPF&S, in exchange for a fee, of the right to use the Index in connection with this offering. The license agreement provides that the following language must be stated in this term sheet:

“The notes are not sponsored, endorsed, sold, or promoted by S&P. S&P makes no representation or warranty, express or implied, to the holders of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the Index to track general stock market performance. S&P’s only relationship to MLPF&S and to us (other than transactions entered into in the ordinary course of business) is the licensing of certain trademarks and trade names of S&P and of the Index which is determined, composed, and calculated by S&P without regard to MLPF&S, us, or the notes. S&P has no obligation to take the needs of MLPF&S, our needs or the needs of the holders of the notes into consideration in determining, composing, or calculating the Index. S&P is not responsible for and has not participated in the determination of the timing of the sale of the notes, prices at which the notes are to initially be sold, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing, or trading of the notes.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED IN THE INDEX. S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS IN THE INDEX. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MLPF&S, US, HOLDERS OF THE NOTES OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED IN THE INDEX IN CONNECTION WITH THE RIGHTS LICENSED UNDER THE LICENSE AGREEMENT DESCRIBED IN THIS TERM SHEET OR FOR ANY OTHER USE. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED IN THE INDEX. WITHOUT LIMITING ANY OF THE ABOVE INFORMATION, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES, INCLUDING LOST PROFITS, EVEN IF NOTIFIED OF THE POSSIBILITY OF THESE DAMAGES.”

Autocallable Range Accrual Notes	TS-8

Autocallable Range Accrual Notes Linked to the S&P 500® Index, due February , 2027

Material U.S. Federal Income Tax Considerations

Set forth below is a summary of the material U.S. federal income tax considerations relating to an investment in the notes. The following summary is not complete and is qualified in its entirety by the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page S-27 of the accompanying product supplement RANGE-1, which you should carefully review prior to investing in the notes. For purposes of that discussion, and subject to the discussion below in the third paragraph of this section, we intend to treat the notes as “variable rate debt instruments” for U.S. federal income tax purposes, and the balance of this discussion assumes that this characterization is proper and will be respected. Capitalized terms used and not defined herein have the meanings ascribed to them in the accompanying product supplement RANGE-1.

Under this characterization, interest on a note generally will be included in the income of a U.S. Holder as ordinary income at the time it is accrued or is received in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. Upon the sale or exchange of a note, a U.S. Holder will recognize gain or loss equal to the difference between the amount realized upon the sale or exchange (except to the extent attributable to accrued but unpaid interest) and the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will be the cost of the note to such U.S. Holder. Gain or loss realized on the sale or exchange of a note generally will be capital gain or loss and will be long-term capital gain or loss if the note has been held for more than one year. The deductibility of capital losses is subject to limitations.

Notwithstanding the above, depending on market conditions in effect on the pricing date, we may instead treat the notes as “contingent payment debt instruments” for U.S. federal income tax purposes, subject to taxation under the “noncontingent bond method.” If the notes were so treated, a U.S. Holder will be required to report OID or interest income based on a “comparable yield” and a “projected payment schedule,” that we will establish for determining interest accruals and adjustments with respect to a note. Upon a sale, exchange, or redemption of a note prior to maturity, a U.S. Holder generally will treat any gain as interest income, and any loss as ordinary loss to the extent of interest included in income in the current or previous taxable years in respect of the notes, and the balance as capital loss. Please see the discussion under the section entitled “U.S. Federal Income Tax Summary – U.S. Holders—Income Tax Considerations – Contingent Payment Debt Instruments” beginning on page S-29 of the of the accompanying product supplement RANGE-1.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. See the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page S-27 of the accompanying product supplement RANGE-1.

Autocallable Range Accrual Notes	TS-9

Autocallable Range Accrual Notes Linked to the S&P 500® Index, due February , 2027

Additional Terms

You should read this term sheet, together with the documents listed below, which together contain the terms of the notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth under “Risk Factors” and “Additional Risk Factor” in the sections indicated on the cover of this term sheet. The notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

You may access the following documents on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

▪	Product supplement RANGE-1 dated August 27, 2010:

http://www.sec.gov/Archives/edgar/data/70858/000119312510199455/d424b5.htm

▪	Series L MTN prospectus supplement dated April 21, 2009 and prospectus dated April 20, 2009:

http://www.sec.gov/Archives/edgar/data/70858/000095014409003387/g18667b5e424b5.htm

Our Central Index Key, or CIK, on the SEC Website is 70858.

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the product supplement, the prospectus supplement, and the prospectus in that registration statement, and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you the Note Prospectus if you so request by calling MLPF&S toll-free at 1-866-500-5408.

MLPF&S classifies certain market-linked investments (the “Market-Linked Investments”) into categories, each with different investment characteristics. The following description is meant solely for informational purposes and is not intended to represent any particular Market Downside Protection Market-Linked Investment or guarantee any performance.

Market Downside Protection Market-Linked Investments combine some of the capital preservation features of traditional bonds with the growth potential of equities and other asset classes. They offer full or partial market downside protection at maturity, while offering market exposure that may provide better returns than comparable fixed income securities. It is important to note that the market downside protection feature provides investors with protection only at maturity, subject to issuer credit risk. In addition, in exchange for full or partial protection, you forfeit dividends and full exposure to the linked asset’s upside. In some circumstances, this could result in a lower return than with a direct investment in the asset.

Autocallable Range Accrual Notes	TS-10